UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material under § 240.14a-12

HAWAIIAN ELECTRIC INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Shareholders:

The boards of directors of Hawaiian Electric Industries, Inc., which we refer to as HEI, and NextEra Energy, Inc., which we refer to as NEE, have each unanimously approved an agreement and plan of merger pursuant to which Hawaiian Electric Company, Inc., which we refer to as Hawaiian Electric, HEI’s wholly owned electric utility subsidiary, will become a wholly owned subsidiary of NEE.

The merger brings together two companies sharing a common vision of bringing cleaner, renewable energy to the State of Hawaii and a commitment to delivering sustainable shareholder value.

In the merger, HEI shareholders will have the right to receive 0.2413 shares of NEE common stock for each share of HEI common stock held at the time of the merger, which we refer to as the exchange ratio, with cash to be paid in lieu of the issuance of any fractional share of NEE common stock. The value of the merger consideration to be received in exchange for each share of HEI common stock will fluctuate with the market value of NEE common stock.

Immediately prior to completing the merger, HEI will distribute to its shareholders, on a pro rata basis, all of the issued and outstanding shares of common stock of ASB Hawaii, Inc., which we refer to as ASB Hawaii, the direct parent company of American Savings Bank, F.S.B., a federal savings bank, which we refer to as American Savings Bank. Also immediately prior to completing the merger, HEI will pay a one-time special cash dividend of $0.50 per share of HEI common stock, which we refer to as the special cash dividend.

Shareholders are encouraged to read this entire proxy statement/prospectus carefully, including:

•	the “Questions and Answers” section beginning on page iv;
•	the “Summary” section beginning on page 1;
•	the “Risk Factors” section beginning on page 18; and
•	the “Recommendations of the Board of Directors of HEI” section beginning on page 27.

Based on the number of shares of HEI common stock outstanding on March 23, 2015, the record date for the special meeting of HEI’s shareholders, NEE expects to issue approximately 25,919,529 shares of NEE common stock to HEI shareholders. As a result, upon the completion of the merger, former HEI shareholders would own approximately 5.5% of the common stock of NEE. HEI’s common stock is listed on the New York Stock Exchange under the symbol “HE” and NEE’s common stock is listed on the New York Stock Exchange under the symbol “NEE.”

HEI will hold a special meeting of shareholders to consider the proposed merger. We cannot complete the merger unless the shareholders of HEI approve the proposal related to the merger, and HEI will not proceed with the distribution of ASB Hawaii common stock or the payment of the special cash dividend unless the merger is to be completed immediately thereafter. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the HEI special meeting in person, please vote your shares as promptly as possible by (1) accessing the Internet website specified on your proxy card, (2) calling the toll-free number specified on your proxy card or (3) signing all proxy cards that you receive and returning them in the postage-paid envelopes provided, so that your shares may be represented and voted at the HEI special meeting. You may change or revoke your proxy at any time before the vote at the special meeting by following the procedures outlined in this proxy statement/prospectus.

We look forward to the successful completion of the merger, and to Hawaiian Electric joining the NEE family.

James L. Robo	Constance H. Lau
Chairman, President and Chief Executive Officer	President and Chief Executive Officer
NextEra Energy, Inc.	Hawaiian Electric Industries, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined that this proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated March 26, 2015, and is first being mailed to HEI shareholders on or about March 30, 2015.